Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Teal Drones, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Teal Drones, Inc. (the "Company") as of December 31, 2020, the related statement of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2021

Lakewood, CO

November 16, 2021

Teal Drones, Inc.
CONDENSED BALANCE SHEET

As of
December 31, 2020
Assets
Current Assets
Cash	$1,040,179
Prepaid expenses	9,230
Inventory	70,373
Total Current Assets	1,119,782

Property and equipment, net	93,498
Other assets	2,300
Total Assets	$1,215,580

Liabilities
Current Liabilities
Accounts payable	$241,682
Accrued expenses	249,939
Unearned revenue	14,100
Current portion of long term debt	816,625
Other liabilities	2,400
Total Current Liabilities	1,324,746

Long term debt	1,900,710
Total Liabilities	3,225,456

Stockholders' Equity
Preferred stock, $0.00001 par value, 81,520,284 shares authorized:
Series Seed, 7,600,000 shares authorized, 6,350,000 outstanding	64
Series Seed Prime, 5,454,545 shares authorized, 5,000,000 outstanding	50
Series A, 17,745,697 shares authorized, 16,782,000 outstanding	168
Series A-1, 5,050,990 shares authorized, 5,040,990 outstanding	50
Series A-2, 5,337,344 shares authorized and outstanding	53
Common stock, $0.001 par value, 79,000,000 shares authorized, 12,380,203 issued and outstanding	124
Equity receivable	(36,146)
Additional paid-in capital	23,243,969
Accumulated deficit	(25,218,208)
Total Stockholders' Deficit	(2,009,876)
Total Liabilities and Stockholders' Deficit	$1,215,580

See accompanying notes to financial statements

Teal Drones, Inc.
CONDENSED STATEMENT OF OPERATIONS

For the Year Ended
December 31, 2020
Revenues	$1,314,550

Operating Expenses
General and administrative	3,741,343
Research and development	754,403
Sales and marketing	78,040
Total Operating Expenses	4,573,786
Loss from operations	(3,259,236)

Other Income (Expense)
Other income, net	1,079,158
Interest expense	(64,858)
Total Other Income (Expense)	1,014,300
Loss before Income Taxes	(2,244,936)
Provision for income taxes	—
Net Loss	$(2,244,936)

See accompanying notes to financial statements

Teal Drones, Inc.
CONDENSED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEAR ENDED December 31, 2020

	Series Seed Preferred Stock		Series Seed Prime Preferred Stock		Series A Preferred Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2019	7,600,000	$76	5,454,545	$55	17,745,697	$178	5,040,990	$50	—	$—	9,711,961	$97	$20,082,905	$(22,973,272)	$(2,889,911)
Conversion of Series Seed Preferred Stock	(1,250,000)	(12)	—	—	—	—	—	—	—	—	1,250,000	12	—	—	—
Conversion of Series Seed Prime Preferred Stock	—	—	(454,545)	(5)	—	—	—	—	—	—	454,545	5	—	—	—
Conversion of Series A Preferred Stock	—	—	—	—	(963,697)	(10)	—	—	—	—	963,697	10	—	—	—
Issuances of Series A-2 Preferred Stock, net of issuance costs	—	—	—	—	—	—	—	—	5,337,344	53	—	—	3,129,312	—	3,129,365
Issuances of Decathlon warrant	—	—	—	—	—	—	—	—	—	—	—	—	6,140	—	6,140
Series A-2 Receivable	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(36,146)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	25,612	—	25,612
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,244,936)	(2,244,936)
Balance at December 31, 2020	6,350,000	$64	5,000,000	$50	16,782,000	$168	5,040,990	$50	5,337,344	$53	12,380,203	$124	$23,243,969	$(25,218,208)	$(2,009,876)

See accompanying notes to financial statements

Teal Drones, Inc.
CONDENSED STATEMENT OF CASH FLOWS

For the Year Ended
December 31, 2020
Cash Flows from Operating Activities
Net Loss	$(2,244,936)
Adjustments to reconcile net loss from operations:
Depreciation	52,757
Stock based compensation	25,612
Changes in Operating Assets and Liabilities
Prepaid expenses	(2,734)
Inventory	479,627
Accounts payable	(1,511,992)
Accrued expenses	(327,715)
Unearned revenue	14,100
Net Cash Used in Operating Activities	(3,515,281)

Cash Flows Used in Investing Activities
Purchases of property and equipment	(15,516)
Net Cash Used in Investing Activities	(15,516)

Cash Flows from Financing Activities
Proceeds from issuance of Series A-2 Preferred stock	3,124,971
Proceeds from issuance of long term debt	2,219,460
Payments under long term debt	(1,262,194)
Net Cash Provided by Financing Activities	4,082,237

Net Increase in Cash	551,440
Cash at Beginning of Period	488,739
Cash at End of Period	$1,040,179

Inventory conveyed in settlement of accounts payable	$500,000
Cash paid for interest and taxes	$49,890

See accompanying notes to financial statements

Teal Drones, Inc.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED December 31, 2020

Note 1 – The Business

Teal Drones, Inc. (“Teal,” the ‘Company”, “us,” “we,” “our”) was founded in November 2015 under the name iDrone, Inc. In July 2016, iDrone, Inc. changed its name to Teal Drones, Inc. The Company develops, produces and sells advanced drone systems in the unmanned aerial vehicle (UAV) industry. The Company’s current product, the “Golden Eagle”, includes advanced imaging technologies and is targeted at government and business entities.

Note 2 – Going Concern

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business. As reflected in our accompanying financial statements, we had negative working capital of more than $200,000 at December 31, 2020 and have accumulated losses totaling more than $25 million since inception. Management recognizes that the Company will likely continue to incur losses and that its financial position raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In August 2021, the Company was acquired by Red Cat Holdings, a publicly traded company with more than $60 million in cash balances on the date of acquisition.

Note 3 - Summary of Significant Account Policies

Basis of Accounting - The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles (“GAAP”).

Use of Estimates – The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in these financial statements include those used to (i) determine stock based compensation, (ii) evaluate inventory for excess and obsolescence, and (iii) calculate fair values for warrants issued with debt.

Cash – Cash balances at December 31, 2020 totaled $1,040,179, of which $50,000 is restricted as it is pledged as collateral for a credit facility. The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company’s bank balances at times may exceed the FDIC limit. To date, the Company has not experienced any losses on its invested cash.

Inventories – Inventories, which consist of raw materials, work-in-process, and finished goods, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. Cost components include direct materials and direct labor, as well as in-bound freight. At each balance sheet date, the Company evaluates ending inventories for excess quantities and obsolescence.

Revenue Recognition – The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including (i) identifying the promised goods, (ii) evaluating performance obligations, (iii) measuring the transaction price, (iv) allocating the transaction price to the performance obligations if there are multiple components, and (v) recognizing revenue as each obligation is satisfied. The Company’s revenue transactions include a single component, specifically, the shipment of goods to customers based upon orders. Most customers pay at the time the order is ready to be shipped and the Company recognizes revenue upon shipment. The timing of the shipment of orders can vary considerably depending upon the availability of goods ready for shipment. Customer deposits for future shipments of good totaled $14,100 at December 31, 2020.

Income Taxes – Deferred taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities, and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-Based Compensation - We use the estimated grant-date fair value method of accounting in accordance with ASC Topic 718, Compensation - Stock Compensation. Fair value is determined using the Black-Scholes Model using inputs reflecting our estimates of expected volatility, term and future dividends. We recognize forfeitures as they occur. We recognize compensation costs on a straight-line basis over the service period which is generally the vesting term.

Recent Accounting Pronouncements – Management does not believe that recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed financial statements.

Related Parties – Parties are considered to be related if they have control or significant influence, directly or indirectly, over Teal, including key management personnel and members of the Board of Directors.

Comprehensive Loss – During the year ended December 31, 2020, there were no differences between net loss and comprehensive loss.

Note 4 – Inventories

Inventories, consisting solely of raw materials, totaled $70,373 at December 31, 2020.

Note 5 – Property and Equipment

Property and equipment consist of assets with an estimated useful life greater than one year. Property and equipment are reported net of accumulated depreciation and the reported values are periodically assessed for impairment. Property and equipment as of December 31, 2020 was as follows:

Original cost	$229,834
Accumulated depreciation	$136,336
Net carrying value	$93,498

Note 6 – Income Taxes

Since inception, we have incurred net losses in each year of operations. Our current provision for the year ended December 31, 2020 consisted of a tax benefit against which we applied a full valuation allowance, resulting in no current provision for income taxes.

As of December 31, 2020, we had an accumulated deficit of approximately $25 million. Deferred tax assets related to the future benefit of these net operating losses for tax purposes totaled approximately $6,300,000 based on a blended effective rate of 25%. Currently, we focus on projected future taxable income in evaluating whether it is more likely than not that these deferred assets will be realized. Based on the fact that we have not generated an operating profit since inception, we have applied a full valuation allowance against the deferred tax asset at December 31, 2020.

Note 7 – Long Term Debt

SBA Loan

On April 17, 2020, the Company received a loan of $219,460 from the Small Business Administration (SBA) as part of its Paycheck Protection Plan (PPP) program. The loan is unsecured, nonrecourse, accrues interest at one percent annually, and has a two year term. All or a portion of the loan is forgivable if the proceeds are used to fund qualifying payroll, rent and utilities during a designated twenty-four-week period following the disbursement of loan proceeds. In June 2021, the entire principal and accrued interest of $2,560 was forgiven.

Vendor Settlement

On May 28, 2020, the Company entered into a settlement agreement with a vendor that had been providing contract manufacturing services. Under the terms of the agreement, the Company conveyed title to inventory valued at $500,000 and agreed to make cash payments totaling $600,000. As of December 31, 2020, the inventory had been conveyed and $100,000 had been paid. The remaining balance of $500,000 is payable in 13 monthly installments of $37,500 beginning in June 2021 with a final installment of $12,500 due in July 2022.

The Company recognized a gain of $1,095,073 in connection with the settlement, representing the difference between the stated balance due of $2,195,073 and the settlement amount of $1,100,000.

Decathlon Capital

In December 2020, the Company entered into a loan agreement with Decathlon Capital for $2,000,000. Repayments commenced in January 2021 and the loan matured in May 2025. The amount of each monthly payment is based on a percentage of revenues, ranging from 4.25% to 4.75%, generated in the prior month. Based on an expected repayment schedule agreed to by the parties, the effective annual interest rate was approximately 27%.

In addition, the Company issued warrants to Decathlon Capital to purchase 195,211 shares of the Company’s common stock at an exercise price of $0.01 per share. In accordance with ASC 470 and ASC 815, the Note and warrants were separately valued at $3,169,474 and $9,761, respectively. The net proceeds were then allocated pro rata to the Notes and Warrants at $1,993,860 and $6,140, respectively. The Note was classified as debt and the warrant was booked as an offset to the carrying value of the note. The discounted value of the note will be accreted over the remaining term of the Note. As of December 31, 2020, the net carrying amount of the Note, including accrued interest of $22,567, was $1,996,417.

Note 8 – Stockholders’ Equity

Preferred Stock

The Company has issued several series of preferred stock, all with a $0.00001 par value. The number of shares authorized and outstanding for each series of preferred stock as of December 31, 2020 was as follows:

Series	Authorized	Outstanding
Seed	7,600,000	6,350,000
Seed Prime	5,454,545	5,000,000
Series A	17,745,697	16,782,000
Series A-1	5,050,990	5,040,990
Series A-2	5,337,344	5,337,344

Each share of preferred stock is entitled to one vote and is convertible to common stock on a one-to-one basis based on its stated conversion price. Each series has a liquidation preference before common stock with Series A-2 being the most senior preferred security, and all other series of preferred stock participating together.

Common Stock

There are 79,000,000 shares of common stock authorized for issuance, of which 12,380,203 are outstanding. The Company has reserved 41,188,576 shares of common stock for the potential conversion of preferred stock.

Share Based Awards

The 2015 Equity Incentive Plan (the "Plan") allows us to incentivize key employees, consultants, and directors with long term compensation awards such as stock options, restricted stock, and restricted stock units (collectively, the "Awards").

Options exercisable as of December 31, 2020 totaled 2,872,350. The remaining weighted average contractual term of the options outstanding at December 31, 2020 was 7.29 years. As of December 31, 2020, there was $18,929 of unrecognized stock-based compensation expense related to unvested stock options, net of estimated forfeitures, which is expected to be recognized over a weighted average period of 1.75 years.

The table below sets forth the assumptions used on the date of grant for estimating the fair value of options granted during the year ended December 31, 2020:

December 31, 2020
Exercise price	$0.06
Fair value of stock on date of grant	$0.06
Volatility	47.31%
Risk-free interest rate	0.58%
Expected term (years)	6.00
Dividend yield	—

A summary of activity in 2020 is as follows:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	3,429,726	$0.06
Granted	166,425	0.06
Exercised	—	—
Forfeited or expired	(50,000)	0.06
Outstanding as of December 31, 2020	3,546,151	0.06	7.29	—
Exercisable as of December 31, 2020	2,872,350	$0.06	6.95	$—

Stock compensation expense for the year ended December 31, 2020 was $25,612.

Warrants

In December 2020, the Company issued a warrant to purchase 195,211 shares of common stock to Decathlon Capital as described in Note 7. The warrants are exercisable at $0.01 and have a 10-year term.

During the year, the Company issued warrants to purchase 5,337,344 shares of common stock to the investors in the Series A-2 financing. The warrants are exercisable at $0.23 per share and have a 10 year term.

As of December 31, 2020, there are outstanding warrants to purchase 17,815,662 shares of the Company’s common stock with strike prices ranging from $0.01 to $0.23 per share.

Note 9 – Subsequent Events

Subsequent events have been evaluated through the date of this filing.

On February 2, 2021, the Company received a second PPP loan from the SBA for $300,910. The Company intends to use the funds in the manner required to qualify for forgiveness. If not forgiven, the loan is repayable over a five-year term, beginning in August 2021, with interest accruing at one percent annually.

On April 22, 2021, the Company entered into an agreement under which it sold future customer payments to Forward Financing at a discount. In total, $91,200 of future customer payments were sold for an advance payment of $60,000 from Forward Financing. Beginning in April 2021, weekly payments of $2,280 will be remitted to Forward Financing until $91,200 of payments have been made.

On May 26, 2021, the Company entered into a convertible note agreement totaling $350,000 with one of its equity investors. The note bears interest at the applicable Federal Rate which was approximately 0.13% on the date of issuance. The note is repayable upon demand at any time after December 31, 2021.

On June 14, 2021, the SBA granted forgiveness of the PPP loan dated April 17, 2020. A total of $222,020 was forgiven, including $219,460 of principal and $2,560 of interest.

On August 31, 2021, Red Cat Holdings, Inc. (“Red Cat”) acquired all of the issued and outstanding share capital of the Company for $14,000,000, reduced by debt assumed consisting of approximately $1.67 million payable to Decathlon Capital, approximately $1,457,000 in working capital deficit, resulting in a net purchase price of $10,872,753. Based on a volume weighted average share price of $2.908 per share, Red Cat issued 3,738,911 shares of its common stock. The purchase price may be increased if the Company reaches certain revenue targets during the 24 month period following the closing. The maximum increase in the purchase price would be $16 million if sales of the Golden Eagle, the Company’s newly launched product, total $36 million. The minimum threshold provides that the purchase price will increase by $4 million if sales total $18 million. Any increase in the purchase price will be payable in shares of common stock of Red Cat.